Exhibit4.sss

Director and Officer
Indemnification Agreement

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of this ● day of ●, 2010, between Kimber Resources Inc. (the “Corporation”), a corporation incorporated under the Business Corporations Act (British Columbia) and ● (the “Indemnified Party”).

RECITAL:

(a)                The Board of Directors of the Corporation (the “Board”) has determined that the Corporation should act to assure the Indemnified Party of reasonable protection through indemnification against certain risks arising out of service to, and activities on behalf of, the Corporation to the extent permitted by law and the Corporation’s notice of articles and articles.

Accordingly, the parties agree as follows:

1.                   Indemnification

(a)                 Subject to Section 2 of this Agreement, the Corporation shall indemnify and save harmless the Indemnified Party and the heirs and legal representatives of the Indemnified Party to the fullest extent permitted by applicable law:

(i)                  from and against all Expenses (as defined below) reasonably sustained or incurred by the Indemnified Party in respect of any Proceeding (as defined below), whether or not brought by the Corporation or Other Entity, to which the Indemnified Party is involved or made a party by reason of being or having been a director or officer of the Corporation or Other Entity; and

(ii)                 from and against all Expenses reasonably sustained or incurred by the Indemnified Party as a result of serving as a director or officer of the Corporation or Other Entity in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by the Indemnified Party as a director or officer of the Corporation or Other Entity, whether before or after the effective date of this Agreement and whether or not related to a Proceeding brought by the Corporation or Other Entity.

(b)                Subject to applicable law, the indemnity described in this Agreement shall apply without reduction regardless of whether the Indemnified Party committed any fault or omitted to do anything that the Indemnified Party ought to have done.

(c)                To the extent prior court or other approval is required in connection with any indemnification obligation of the Corporation under this Agreement, the Corporation shall seek and use all reasonable efforts to obtain that approval as soon as reasonably possible in the circumstances.

(d)                In this Agreement:

“Expenses” means all losses, liabilities, claims, damages, costs, charges, awards, settlements, fines, penalties, statutory obligations, professional fees and other expenses of whatever nature or kind, provided that any costs, expenses and professional fees included as Expenses under this Agreement must be reasonable.

“Other Entity” means a subsidiary of the Corporation or any other entity for which the Indemnified Party acts or acted as director or officer at the Corporation’s request.

“Proceeding” means any civil, criminal, administrative, investigative or other proceeding, and includes a claim, demand, suit, inquiry, hearing, discovery or investigation, of whatever nature or kind, whether anticipated, threatened, pending, commenced, continuing or completed, and any appeal or appeals therefrom.

2.                   Limitation

(a)                The indemnity described in this Agreement shall not apply to (i) claims initiated by the Indemnified Party against the Corporation or Other Entity except for claims relating to the enforcement of this Agreement, (ii) claims initiated by the Indemnified Party against any other person or entity unless the Corporation or Other Entity has joined with the Indemnified Party in or consented to the initiation of that Proceeding, and/or (iii) claims by the Corporation or Other Entity for the forfeiture and recovery by the Corporation or Other Entity of bonuses or other compensation received by the Indemnified Party from the Corporation or Other Entity due to the Indemnified Party’s violation of applicable securities or other laws.

(b)                The Corporation will have no obligation or liability to indemnify the Indemnified Party under this Agreement, unless (i) the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or Other Entity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his or her conduct was lawful.

3.                   Presumptions/Knowledge

(a)                For purposes of any determination under this Agreement, the Indemnified Party will be deemed, subject to compelling evidence to the contrary, to have acted in good faith and in the best interests of the Corporation or Other Entity.  The Corporation will have the burden of establishing the absence of good faith.

(b)                The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or Other Entity will not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.

(c)                 The Corporation will have the burden of establishing that any Expense it wishes to challenge is not reasonable.

(d)                The termination of a Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent shall not, of itself, create a presumption that the Indemnified Party is not entitled to indemnification under this Agreement.

4.                   Written Notice by Indemnified Party

Forthwith upon the Indemnified Party becoming aware of any Proceeding which may give rise to indemnification under this Agreement (other than a Proceeding commenced by the Corporation), the Indemnified Party shall give written notice to the Chief Executive Officer of the Corporation.  Failure to give written notice in a timely fashion shall not disentitle the Indemnified Party to indemnification, except if and to the extent that the Corporation suffers prejudice by reason of the delay.

5.                   Investigation by Corporation

The Corporation shall conduct such investigation of each Proceeding of which it receives written notice pursuant to Section 4 as it deems is reasonably necessary in the circumstances, and shall pay all costs of such investigation.

6.                   Assumption of Defence

                The Corporation shall be entitled to participate, at its own expense, in the defence of any Proceeding (other than a Proceeding commenced by the Corporation).  If the Corporation so elects after receipt of notice of a Proceeding, or the Indemnified Party in such notice so directs, the Corporation shall assume control of the negotiation, settlement or defence of any Proceeding, in which case such defence shall be conducted by counsel chosen by the Corporation and reasonably satisfactory to the Indemnified Party.  If the Corporation elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Proceeding and to retain counsel to act on his or her behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Corporation consents to the retention of such counsel or unless the parties to any such Proceeding include both the Corporation and the Indemnified Party and the Corporation and the Indemnified Party, acting reasonably, shall have concluded that representation of both the Corporation and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, including the availability of legal defences to the Indemnified Party which are different from or additional to those available to the Corporation.  The Indemnified Party and the Corporation shall co-operate fully with each other and their respective counsel in the investigation and defence of any Proceeding and shall make available to each other all relevant books, records, documents and files and shall otherwise use their respective best efforts to assist such counsel in the proper and adequate defence of any Proceeding.

7.                   Payment for Expenses of a Witness

Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director or officer of the Corporation or Other Entity, a witness or participant other than as a named party in a Proceeding, the Corporation shall pay to the Indemnified Party all out-of-pocket Expenses actually and reasonably incurred by the Indemnified Party or on the Indemnified Party’s behalf in connection therewith.  The Indemnified Party shall also be compensated by the Corporation at the rate of $● per day (or partial day), provided that the Indemnified Party shall not be entitled to the per diem if he or she is employed as an officer of the Corporation or Other Entity when co-operation is sought.

8.                   Payment of Defence Costs

(a)                 Subject as hereinafter provided, and subject to the determination by the Corporation as to the satisfaction of the terms set out in Sections 1 and 2, the Corporation shall pay all expenses and other amounts for which the Indemnified Party is entitled to be indemnified hereunder forthwith as they are incurred and in advance of the final disposition of any action or proceeding.  For clarity, subject as hereinafter provided, it shall not be necessary for the Indemnified Party to pay such expenses and other amounts and then seek reimbursement; the Indemnified Party shall provide bona fide receipts and statements of account to the Corporation for direct payment by the Corporation.

(b)                Payment of the Indemnified Party’s expenses as provided in Section 8(a) shall be subject to the prior provision by or on behalf of the Indemnified Party to the Corporation of (i) a written affirmation of the Indemnified Party’s good faith belief of the fulfilment of the terms set out in Sections 1 and 2; and (ii) an undertaking, in form and on terms satisfactory to the Corporation, to repay (with interest at a reasonable rate if demanded by the Corporation, and collateral security if reasonably requested) to the Corporation any amounts paid by the Corporation which are subsequently determined not to be payable or which are recovered by the Indemnified Party from any third party or if the court expressly determines that the Indemnified Party is not entitled to be indemnified (or if a court, as may be applicable, does not approve the payment).  The Corporation reserves the right to re-evaluate from time to time its determination as to whether the terms set out in Sections 1 and 2 have been fulfilled.

(c)                 If requested by the Board, the Indemnified Party shall retain independent legal counsel jointly with the Corporation and at the expense of the Corporation to provide an opinion as to whether, based on the information then available, it is reasonable to believe that a court might conclude that the terms set out in Sections 1 and 2 have not been fulfilled, which opinion shall be considered by the Board in making a determination whether to pay or continue to pay the Indemnified Party’s expenses as provided in Section 8(a).

9.                   Settlement

(a)                 The Corporation may with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) enter into a settlement or other agreement to settle or compromise a Proceeding.

(b)                 If the Indemnified Party refuses after being requested by the Corporation, acting reasonably, to give consent to the terms of a proposed settlement which is otherwise acceptable to the Corporation, the Corporation may require the Indemnified Party to negotiate or defend the Proceeding independently of the Corporation.  In such event any amount recovered by the claimant in excess of the amount for which settlement could have been made by the Corporation shall not be recoverable under this Agreement or otherwise, it being further agreed by the parties that in such event the Corporation shall only be responsible for costs, charges and expenses up to the time at which such settlement could have been made.

(c)                The Corporation shall not be liable for any settlement of any Proceeding effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)                The Indemnified Party shall have the right to negotiate a settlement in respect of any Proceeding, provided however that in such circumstances, unless the Corporation approves such settlement, the Indemnified Party shall pay any compensation or other payment to be made under the settlement and the costs of negotiating and implementing the settlement, and shall not seek indemnity from the Corporation in respect of such compensation, payment or costs.

10.                Directors’ & Officers’ Insurance

The Corporation shall use its reasonable commercial efforts to ensure that it has in place at all times a directors’ and officers’ liability insurance policy that has been approved by the Board under which the Indemnified Party is covered in his capacity as a director or officer of the Corporation or Other Entity.  In the event the Corporation is sold or enters into any business combination as a result of which the directors’ and officers’ liability insurance policy is terminated and not replaced with a substantially similar policy equally applicable to the Indemnified Party, the Corporation shall use its reasonable commercial efforts to cause run off “tail” insurance to be purchased for the benefit of the Indemnified Party with substantially the same coverage for the balance of the 6 year term set out in Section 16.  The Corporation shall provide to the Indemnified Party a copy of each policy of insurance providing the coverages contemplated by this section forthwith after coverage is obtained, and shall forthwith notify the Indemnified Party if the insurer cancels, makes material changes to coverage or refuses to renew coverage (or any part of the coverage).

11.                Tax Adjustment

Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation shall pay any amount necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party.

12.                Availability of Other Rights

Subject to Section 14 below, this Agreement shall not operate to abridge or exclude any other rights, in law or in equity, to which the Indemnified Party or the Corporation may be entitled by operation of law.

13.                Governing Law

This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the Province of British Columbia (and the federal laws of Canada applicable in British Columbia) and the parties hereto attorn to the exclusive jurisdiction of the courts of British Columbia in the City of Vancouver in respect of any proceedings arising out of this Agreement.

14.                Priority and Term

Upon the Indemnified Party entering into this Agreement, the Indemnified Party acknowledges and agrees that the Corporation is released and forever discharged from any obligation or liability pursuant to any indemnity contract or similar agreement previously entered into by the Indemnified Party and the Corporation and further agrees that any such contract or agreement is hereby terminated. This Agreement shall be deemed to be effective as of the date on which the Indemnified Party first became a director or officer of the Corporation or Other Entity.

15.                Amendment

                This Agreement may be amended only by written instrument executed by the Corporation and the Indemnified Party.

16.                Survival

(a)                 The obligations of the Corporation under this Agreement, other than Section 10, shall continue until the later of:

(i)                   6 years after the Indemnified Party ceases to be a director or officer of the Corporation or Other Entity; and

(ii)                 one year after the final termination of all Proceedings with respect to which the Indemnified Party is entitled to claim indemnification under this Agreement.

(b)                 The obligations of the Corporation under Section 10 of this Agreement shall continue for 6 years after the Indemnified Party ceases to be a director of the Corporation or Other Entity.

17.                Subrogation

                To the extent permitted by law, the Corporation shall be subrogated to all rights which the Indemnified Party may have under all policies of insurance or other contracts pursuant to which the Indemnified Party may be entitled to reimbursement of, or indemnification in respect of, all or any part of the costs, charges and expenses which are borne by the Corporation pursuant to this Agreement.

18.                Further Assurances

                The Indemnified Party shall execute such further assurances as the Corporation may reasonably request and for that purpose shall enter in such further assignments, powers of attorney and other documents as may reasonably be required in the circumstances.  For greater certainty, the Indemnified Party hereby agrees that the Corporation may, in the conduct of the defence of any such Proceeding, in the name of the Indemnified Party or otherwise, file such pleadings or other documents and take such proceedings as may be reasonably be required, in the opinion of the Corporation, to effectively make out the defence.

19.                Waiver

No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar).  No waiver shall be binding unless executed in writing by the party to be bound by the waiver.  A party’s failure or delay in exercising any right under this Agreement shall not operate as a waiver of that right.  A single or partial exercise of any right shall not preclude a party from any other or further exercise of that right or the exercise of any other right it may have.

20.                Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any arbitrator or by any court of competent jurisdiction from which no appeal exists or is taken, that provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.

21.                Enurement and Successors

This Agreement enures to, and is binding upon, the parties to this Agreement and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.  Neither this agreement nor any of the rights under this agreement are assignable or transferable by the Indemnified Party without the prior written consent of the Corporation.

22.                Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.

KIMBER RESOURCES INC.
By:
Authorized Signing Officer

Witness (signature)	[Director/Officer]

Witness Name (print)